Contact: Stewart E. McClure, Jr., President and Chief Executive Officer
(908) 630-5000

                             SOMERSET HILLS BANCORP
              REPORTS 109% INCREASE IN PROFITS FOR 2nd QUARTER 2003


BERNARDSVILLE, NEW JERSEY, July 22, 2003...Somerset Hills Bancorp (NASDAQ, Small Cap Market: SOMH) announced that for the three month period ending June 30, 2003, the Company recorded net income of $272,000 compared to $130,000 for the same period in 2002, an increase of 109%. Earnings per share increased from $0.07 for the second quarter of 2002 to $0.09 in the current quarter. This increase occurred despite the increase in our weighted average shares outstanding of 2,894,376 in the current quarter from 1,734,956 for the second quarter of 2002 as a result of our public offering in the fourth quarter of 2002. Per share data has been restated to reflect a 5% stock distribution that was paid on June 30, 2003 to shareholders of record as of June 2, 2003. The increase in net income was the result of an approximately $428,000 increase in net interest income, to $1.387 million, and an approximately $353,000 increase in non-interest income, to $1.281 million. This was partially offset by an increase of approximately $599,000 in non-interest expense to $2.215 million. Total assets grew to $162.4 million during the period, an increase of $ 43.2 million, or 36.2% compared to June 30, 2002. Total deposits increased to $138.8 million, or 34%, compared to June 30, 2002. Total loans were $98.4 million, an increase of $16.6 million, or 20.3%, compared to June 30, 2002.

     According to Stewart E. McClure, Jr., President and Chief Executive Officer, "Our operations continue their positive trend, as we report our sixth consecutive quarterly profit. The economy continues to be weak and as a result it is more challenging to grow our loan portfolio. With lower rates we also continue to feel pressure on our margins, however offsetting this is the ongoing growth and success of our residential mortgage operation based on the high level of refinancings."


     Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham and Morristown, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers living and working in Somerset and Morris counties. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, life, health



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 and property and casualty insurance, mutual funds and annuities for individuals and commercial accounts. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company's warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW.